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                                                                       EXHIBIT 7

  RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                X 1 MILLION EURO

                                                                               YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                               1998    1999    2000    2001    2002    2003    2004
                                                              ------  ------  ------  ------  ------  ------  ------
Total interest expense from the banking operations            13,448  12,906  18,499  18,246  16,442  15,687  16,739
Other interest expenses                                          571     556     757   1,270   1,288   1,124   1,018
Interest credited on investment contracts and
  universal life-type contracts (FAS 97)                                       1,066   6,343   1,494   3,105   3,809
                                                              ------  ------  ------  ------  ------  ------  ------
Total interest expense                                        14,019  13,462  20,322  25,859  19,224  19,916  21,566

Capitalized interest during construction                          11       6       5      10      10       5       2

TOTAL CHARGES                                                 14,030  13,468  20,327  25,869  19,234  19,921  21,568

Dividend in preference shares                                     21      21      21      21      21      21      14
Dividend in preference shares - TIER1 capital                      -      19      54     216     199     166     131

TOTAL CHARGES INCLUSIVE DIVIDEND IN PREFERENCE SHARES         14,051  13,508  20,402  26,106  19,454  20,108  21,713

Pre tax profit                                                 3,504   6,074  13,969   6,066   5,921   5,877   8,009
Total interest expense                                        14,019  13,462  20,322  25,859  19,224  19,916  21,566
Losses from investments accounted under the equity method          -       -      (1)     (3)     (7)     (4)     (7)

TOTAL                                                         17,523  19,536  34,290  31,922  25,138  25,789  29,568

Earnings to Fixed Charges:
    Including Interest on Deposits                              1.25    1.45    1.69    1.23    1.31    1.29    1.37
Earnings to Combined Fixed Charges and Preferred Stock
    Dividend:
    Including Interest on Deposits                              1.25    1.45    1.68    1.22    1.29    1.28    1.36
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